Exhibit 10.98
SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SIXTH AMENDMENT (the “Amendment”) is made as of the 18th day of December, 2008, by and between SELECT MEDICAL CORPORATION, a Delaware corporation (“Employer”), having an address at 4714 Gettysburg Road, Mechanicsburg, Pennsylvania 17055, and DAVID W. CROSS, an individual (“Employee”), residing at 1073 Granville Drive, Newport Beach, CA 92660.
BACKGROUND
          Employer and Employee executed and delivered that certain Employment Agreement, dated December 16, 1998 (the “Agreement”). Employer and Employee subsequently amended the Agreement on each of October 15, 2000, October 26, 2001, November 1, 2002, December 31, 2003 and April 25, 2005. Employer and Employee now desire to amend the Agreement to, among other things, comply with Section 409A of the Internal Revenue Code of 1986, as amended.
           NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:
AGREEMENT
1. Section 5(d) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(d) Following any involuntary termination of Employee’s employment with Employer (other than a termination for cause in accordance with Section 5(c) above), Employer shall (i) pay to Employee in a lump-sum on the first business day of the seventh month following such termination of employment, an amount equal to one year of Employee’s base salary at the rate in effect immediately prior to such termination of employment and (ii) reimburse Employee for the cost of his COBRA premiums until the earlier of (A) the date on which the then current Employment Term would have expired had Employee remained employed by Employer, (B) the date on which Employee becomes employed by another employer, (C) eighteen (18) months following such termination of employment by Employer or (D) Employee’s death (the earlier being the “Reimbursement Period”), with each such reimbursement to be made on the last day of the month following the month in which Employee incurred the applicable expenses and each such reimbursement obligation being limited to the cost Employer would otherwise incur in providing such health insurance coverage to Employee had Employee remained employed by Employer during the Reimbursement Period. In addition, if Employee becomes employed by another employer, but the cost of health insurance coverage to Employee under his new employer’s health care plan exceeds the cost of health insurance coverage to Employee under Employer’s health care plan immediately prior to such termination, then Employer shall reimburse Employee such difference until the earlier of (A) the date on which the then current Employment Term would have expired had Employee remained employed by Employer, (B) eighteen (18) months following Employee’s termination of employment with Employer or (C) Employee’s death, with each such reimbursement to be made on the last day of the month following the month in which Employee incurred the applicable expenses. Upon the death of Employee before receipt of the severance payments described in this Section 5(d)(i) and any reimbursement of eligible expenses incurred by Employee under this Section 5(d) prior to his death, Employer shall make such severance payments and reimbursements to the executors or administrators of Employee’s estate in the same manner as if Employee had not died.”
2. A new Section 10.11 is hereby added to the Agreement to read as follows:
“10.11 Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Employee’s separation from service or (ii) the 10th business day following Employee’s death. If Employee’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of Employee’s employment and which are subject to Code Section 409A shall not be paid until Employee has experienced a “separation from service” within the meaning of Code Section 409A. In addition, no right to reimbursement hereunder or otherwise may be liquidated or exchanged for any other benefit and any reimbursement to which Employee is entitled hereunder shall be made later than the last day of the calendar year following the calendar year in which such expenses were incurred.”

3. Except as amended hereby, the Agreement shall continue in effect in accordance with its terms.
          Please indicate your acceptance of the above Amendment by signing below in the space indicated.

Very truly yours, SELECT MEDICAL CORPORATION, a
By:	/s/ Michael E. Tarvin
Michael E. Tarvin,
Executive Vice President

/s/ David W. Cross
David W. Cross